UNITED STATES
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (date of earliest event reported):  January 18, 2002

                                  VISEON, INC.
             (Exact name of Registrant as specified in its charter)


            NEVADA                        0-27106                41-1767211
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(State or other jurisdiction of       (Commission File         (IRS Employer
         incorporation)                   Number)            Identification No.)

8700 N Stemmons Freeway, #310, Dallas, Texas                       75247
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       (Address of principle executive offices)                  (Zip Code)

Registrant's telephone number, including area code:   (214) 424-5700
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(Former name or former address, if changed since last report.)


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ITEM 1.  CHANGES IN CONTROL OF REGISTRANT.

         The Company has closed on the transactions contemplated under the Stock Purchase Agreement dated as of February 23, 2001, between the Company and Digital Investors, L.L.C. (Digital). In connection with the closing of the final tranch of the Stock Purchase Agreement, the Company issued 2,314,285 shares of the Company's common stock at a price of $.35 per share to Digital. These shares were issued on January 18, 2002. Digital has purchased a total of 4,500,000 shares of the Company's common stock at $.35 per share for a total of $1,575,000 in cash. In addition to the purchase of common stock, and under the terms of an amendment to the Stock Purchase Agreement between Digital and the Company dated October 1, 2001 the Company issued warrants for the purchase of 800,000 shares of its common stock at a price of $.75 per share on January 18, 2002. Digital's beneficial ownership in the Company has increased to a total of 38.5%.

         In connection with the terms of the Stock Purchase Agreement, Digital may appoint a total of three persons to the Company's Board of Directors.

         As a result of the transactions described above and its ability to appoint three directors, Digital has acquired control of the Company effective January 18, 2002.

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         Not Applicable

ITEM 3.  BANKRUPTCY OR RECEIVERSHIP.

         Not Applicable

ITEM 4.  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT.

         Not Applicable

ITEM 5.  OTHER EVENTS.

         Not Applicable

ITEM 6.  RESIGNATIONS OF REGISTRANT'S DIRECTORS.

         Not Applicable

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         Exhibit 1 Press release


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                    Viseon, Inc.
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                                                    By: /s/ James D. Hanzlik
                                                        ------------------------
                                                    James D. Hanzlik
                                                    Its: Chief Financial Officer

Dated: February 1, 2002
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